EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Weyerhaeuser Company:

We consent to the incorporation by reference in the registration statements (No. 333-204721 on Form S-3 and Nos. 333-209617, 333-183980, 333-182810, 333-188256, 333-182224 on Form S-8) of Weyerhaeuser Company and subsidiaries of our reports dated February 24, 2017, with respect to the consolidated balance sheets of Weyerhaeuser Company as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2016, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of Weyerhaeuser Company.
Our report dated February 24, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states Weyerhaeuser Company acquired Plum Creek Timber Company, Inc. during 2016, and management excluded from its assessment of the effectiveness of Weyerhaeuser’s internal control over financial reporting as of December 31, 2016, certain components of Plum Creek Timber Company, Inc.’s internal control over financial reporting associated with less than 10% of total assets and less than 10% of net sales included in the consolidated financial statements of Weyerhaeuser Company and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of Weyerhaeuser Company also excluded an evaluation of the internal control over financial reporting of certain components of Plum Creek Timber Company, Inc.

/s/ KPMG LLP
Seattle, Washington
February 24, 2017